                                                 REGISTRATION NO. 333-__________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            ______________________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


   VERIZON GLOBAL FUNDING CORP.                 VERIZON COMMUNICATIONS INC.
          (Exact Name of Registrants as Specified in Their Charters)

              Delaware                                  Delaware
   (State or other jurisdiction of           (State or other jurisdiction of
   incorporation or organization)            incorporation or organization)

             51-0272912                                 23-2259884
   (I.R.S. Employer Identification No.)    (I.R.S. Employer Identification No.)

     3900 Washington Street, 2nd Floor        1095 Avenue of the Americas
        Wilmington, Delaware 19802             New York, New York 10036
             (302) 761-4200                         (212) 395-2121
  (Address, including zip code, and telephone number including area code, of
                   Registrants' principal executive offices)

                            ______________________

         Janet M. Garrity                        David S. Kauffman
      President and Treasurer       Vice President and Associate General Counsel
   VERIZON GLOBAL FUNDING CORP.             VERIZON COMMUNICATIONS INC.
 3900 Washington Avenue, 2nd Floor          1095 Avenue of the Americas
    Wilmington, Delaware 19802                New York, New York 10036
          (302) 761-4200                           (212) 395-6174
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ______________________

                    Copies to: Robert W. Mullen, Jr., Esq.
                      Milbank, Tweed, Hadley & McCloy LLP
                            1 Chase Manhattan Plaza
                            New York, New York 10005
                            ______________________

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] 333-

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] 333-

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                       CALCULATION OF REGISTRATION FEE
=============================================================================================================
-------------------------------------------------------------------------------------------------------------
 Title of each Class                           Proposed Maximum      Proposed Maximum
 of Securities to be        Amount to be           Offering             Aggregate             Amount of
     Registered              Registered         Price per Unit        Offering Price       Registration Fee(1)

-------------------------------------------------------------------------------------------------------------
 Debt Securities          $5,000,000,000           100%             $5,000,000,000            $1,250,000
-------------------------------------------------------------------------------------------------------------
 Support Agreement        $5,000,000,000                                    (2)               (3)
 between Verizon
 Communications Inc.
 and Verizon Global
 Funding Corp.
-------------------------------------------------------------------------------------------------------------

(1) The registration fee is calculated pursuant to Rule 457(a) under the Securities Act of 1933.
(2) No separate consideration will be received for the Support Agreement.
(3) Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee is payable with respect to the Support Agreement.

                            ______________________

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ The information in this prospectus is not complete and may be changed. We + + may not sell these securities until the registration statement filed with + + the Securities and Exchange Commission is effective. This prospectus is + + not an offer to sell these securities and it is not soliciting an offer to + + buy these securities in any state where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED November 16, 2001

PROSPECTUS

                                $5,000,000,000

                                    [LOGO]

                         Verizon Global Funding Corp.

                                DEBT SECURITIES

             Supported as to Payment of Principal and Interest by

                          Verizon Communications Inc.

Verizon Global Funding Corp. intends to offer at one or more times debt securities with a total offering price not to exceed $5,000,000,000. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

                       __________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                    , 2001

TABLE OF CONTENTS

                                                                         Page
                                                                         ----
About this Prospectus..................................................   2
Where You Can Find More Information....................................   2
Verizon Communications.................................................   3
Verizon Global Funding.................................................   4
Ratio of Earnings to Fixed Charges.....................................   4
Use of Proceeds........................................................   4
Description of the Debt Securities and the Support Agreement...........   5
Experts................................................................   10
Legal Matters..........................................................   11
Plan of Distribution...................................................   11

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf process, we may, from time to time, sell the debt securities described in this prospectus in one or more offerings with a total offering price not to exceed $5,000,000,000. This prospectus provides you with a general description of the debt securities. Each time we sell debt securities, we will provide a prospectus supplement and, in some cases, a pricing supplement that will contain specific information about the terms of that offering. The prospectus supplement or pricing supplement may also add, update or change information in this prospectus. The information in this prospectus is accurate as of the date of this prospectus. Please carefully read both this prospectus, any prospectus supplement and any pricing supplement together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION."

WHERE YOU CAN FIND MORE INFORMATION

Verizon Communications files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Verizon Communications' SEC filings are also available to the public on the SEC's web site at http://www.sec.gov.

The SEC allows us to "incorporate by reference" the information Verizon Communications files with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that Verizon Communications files later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents filed with the SEC by Verizon Communications and the future filings made by Verizon Communications with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we or any underwriters sell all of the debt securities:

 .    Verizon Communications' Annual Report on Form 10-K for the year ended
     December 31, 2000;

 .    Verizon Communications' Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001; and

 .    Verizon Communications' Current Reports on Form 8-K filed March 28, 2001,
     April 25, 2001, May 9, 2001, June 5, 2001, July 31, 2001, August 2, 2001,
     October 4, 2001 (as amended by Current Report of Form 8-K/A filed October 5, 2001) and October 30, 2001.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or phone number:

     Investor Relations
     Verizon Communications Inc.
     1095 Avenue of the Americas, 36th Floor
     New York, New York 10036
     Telephone: (212) 395-1525

You should rely only on the information incorporated by reference or provided in this prospectus, any supplement or any pricing supplement. We have not authorized anyone else to provide you with different information.

VERIZON COMMUNICATIONS

Verizon Communications is one of the world's leading providers of communications services. We are a Fortune 10 company with nearly 256,000 employees and approximately $65 billion of annual revenues. In this section of the prospectus, references to "we", "us" and "our" refer to Verizon Communications and its consolidated subsidiaries.


Our subsidiaries are, collectively, the largest providers of wireline and wireless communications in the United States, with 128.5 million access line equivalents and approximately 28.7 million wireless customers. Our global presence extends to more than 40 countries in the Americas, Europe, Asia and the Pacific. We are the world's largest publisher of telephone directories. Our directory publishing and electronic commerce operations consist of domestic and international publishing businesses, including print directories and Internet-based shopping guides, as well as website creation and other electronic commerce services.

Our principal executive offices are located at 1095 Avenue of the Americas, New York, New York 10036, and our telephone number is (212) 395-2121.

VERIZON GLOBAL FUNDING

Verizon Global Funding was established to provide financing to Verizon Communications and some of its subsidiaries, other than Verizon Communications' domestic telephone company subsidiaries. Verizon Global Funding does not engage in any separate business activities.

Verizon Global Funding is a wholly owned, indirect subsidiary of Verizon Communications and was incorporated in Delaware in November 1983. The principal executive offices of Verizon Global Funding are located at 3900 Washington Street, 2nd floor, Wilmington, Delaware 19802, and its telephone number is
(302) 761-4200.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table shows Verizon Communications' ratio of earnings to fixed charges for the periods indicated:

     Nine Months
        Ended
    September 30,                        Years Ended December 31,
        2001                           2000     1999    1998     1997
------------------                 ----------------------------------

       2.38                             4.47     4.98    3.81    3.74

For all periods, the ratios reflect the merger of Bell Atlantic Corporation and GTE Corporation as if it occurred as of the beginning of the earliest period presented, in accordance with pooling-of-interests accounting rules.

For these ratios, "earnings" have been calculated by adding fixed charges to income before income taxes and extraordinary charges, and "fixed charges" include interest expense, preferred stock dividend requirements, capitalized interest and the portion of rent expense representing interest.

The ratio for the nine months ended September 30, 2001 includes special items that resulted in a net pretax loss of $(4,776) million, and the ratios for the years ended December 31, 2000, 1999, 1998 and 1997 include net pretax gains (losses) of $6,116 million, $981 million, $(2,552) million and $(1,803) million, respectively. Excluding those special items, the ratio for the nine months ended September 30, 2001 would have been 3.85, and the ratios for the years ended December 31, 2000, 1999, 1998 and 1997 would have been 3.68, 4.68, 4.43 and
4.29, respectively. The 2001 special items relate to the writedown of marketable securities, Bell Atlantic/GTE merger-related charges and a change in accounting for derivatives, creating mark-to-market adjustments. The 2000 and 1999 special items pertain to gains on sales of assets, net of asset impairments and other charges, Bell Atlantic/GTE merger-related charges, pension settlements and the gain on the mark-to-market of exchangeable notes. The 1998 and 1997 special items pertain to asset impairments and other charges, net of gains on sales of assets, Bell Atlantic/NYNEX Corporation merger-related charges, pension settlements and retirement incentive program costs. Sales of assets included wireline and wireless properties, GTE Government Systems and the gain associated with the merger of BC TELECOM Inc. and TELUS Corporation. Asset impairments included costs associated with exiting businesses.

USE OF PROCEEDS

We will use the net proceeds from the sale of the debt securities to repay short-term borrowing and for general corporate purposes.

DESCRIPTION OF THE DEBT SECURITIES AND THE SUPPORT AGREEMENT

General

We will issue the debt securities under an indenture among us, Verizon Communications and First Union National Bank, as trustee, dated as of December 1, 2000. Verizon Communications has agreed to make all payments required under the debt securities if we default on those payments under the indenture, as described under the heading "Description of the Support Agreement."

We have summarized material provisions of the indenture and the support agreement below. This summary does not describe all exceptions and qualifications contained in the indenture, the support agreement or the debt securities. In the summary below, we have included references to article and section numbers of the indenture so that you can easily locate these provisions.

The debt securities will be unsecured and will rank equally with all of our senior unsecured debt. The indenture does not limit the amount of debt securities that may be issued and each series of debt securities may differ as to its terms.

A supplement to the indenture, board resolution or officers' certificate will designate the specific terms relating to any new series of debt securities. (SECTION 301) These terms will be described in a prospectus supplement and, in some cases, a pricing supplement, and will include the following:

     .    title of the series;

     .    total principal amount of the series;

     .    maturity date or dates;

     .    interest rate and interest payment dates;

     .    any redemption dates, prices, obligations and restrictions; and

     .    any other terms of the series.

Form and Exchange

The debt securities will normally be denominated in U.S. dollars, in which case we will pay principal, interest and any premium in U.S. dollars. We may, however, denominate any series of debt securities in another currency or composite currency. In those cases, payment of principal, interest and any premium would be in that currency or composite currency and not U.S. dollars. We will also normally issue the debt securities in book-entry only form, which means that they will be represented by one or more permanent global certificates registered in the name of The Depository Trust Company, New York, New York, which we refer to as "DTC," or its nominee. We will refer to this form here and in the prospectus supplement as "book-entry only."

Alternatively, we may issue the debt securities in certificated form registered in the name of the debt security holder. Under these circumstances, holders may receive certificates representing the debt securities. We will refer to this form in the prospectus supplement as "certificated."(ARTICLE TWO)

Book-Entry Only Procedures

The following discussion pertains to debt securities that are issued in book-entry only form.

One or more global securities would be issued to DTC or its nominee. DTC would keep a computerized record of its participants (for example, your broker) whose clients have purchased the securities. The participant would then keep a record of its clients who purchased the securities. A global security may not be transferred, except that DTC, its nominees and their successors may transfer an entire global security to one another.

Under book-entry only, we will not issue certificates to individual holders of the debt securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants.

DTC has provided us with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants, referred to as direct participants, deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., The American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

We will wire principal and interest payments to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we and the trustee will have no direct responsibility or liability to pay amounts due on the securities to owners of beneficial interests in the global securities.

It is DTC's current practice, upon receipt of any payment of principal or interest, to credit direct participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to direct participants whose accounts are credited with securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests, as is the case with securities held for the account of customers registered in "street name." However, these payments will be the responsibility of the participants and not of DTC, the trustee, or us.

Debt securities represented by a global security would be exchangeable for debt securities certificates with the same terms in authorized denominations only if:

     . DTC notifies us that it is unwilling or unable to continue as depository;

     . if DTC ceases to be a clearing agency registered under applicable law and a successor depository is not appointed by us within 90 days; or

     .  we instruct the trustee that the global security is exchangeable.

Redemption Provisions, Sinking Fund and Defeasance

We may redeem some or all of the debt securities at our option subject to the conditions stated in the prospectus supplement relating to that series of debt securities. If a series of debt securities is subject to a sinking fund, the prospectus supplement will describe those terms. (ARTICLES ELEVEN and TWELVE)

The indenture permits us to discharge or "defease" certain of our obligations on any series of debt securities at any time. We may defease by depositing with the trustee sufficient cash or government securities to pay all sums due on that series of debt securities. (ARTICLE FOUR)

Liens on assets

The debt securities will not be secured. However, if we at any time incur other debt or obligations secured by a mortgage or pledge on any of our property, the indenture requires us to secure the debt securities equally with the other debt or obligations for as long as the other debt or obligations remain secured. Exceptions to this requirement include the following:

     .    purchase-money mortgages or liens;

     . liens on any property or asset that existed at the time when we acquired that property or asset;

     .    any deposit or pledge to secure public or statutory obligations;

     . any deposit or pledge with any governmental agency required to qualify us to conduct any part of our business, to entitle us to maintain self-insurance or to obtain the benefits of any law relating to workmen's compensation, unemployment insurance, old age pensions or other social security;

     . any deposit or pledge with any court, board, commission or governmental agency as security for the proper conduct of any proceeding before it; or

     . any mortgage, pledge or lien on any property or asset of Verizon Communications or any of our other affiliates, even if Verizon Communications or the affiliate acquired that property or asset from us. (SECTION 1004)

We may issue or assume an unlimited amount of debt under the indenture. As a result, the indenture does not prevent us from significantly increasing our unsecured debt levels, which may negatively affect the resale of the debt securities. (SECTION 301)

Changes to the Indenture

The indenture may be changed with the consent of holders owning more than 50% of the principal amount of the outstanding debt securities of each series affected by the change. However, we may not change your principal or interest payment terms, modify certain provisions of the support agreement, or the percentage required to change other terms of the indenture, without your consent, as well as the consent of others similarly affected. (SECTION 902)

We may enter into supplemental indentures for other specified purposes, including the creation of any new series of debt securities without the consent of any holder of debt securities. (SECTION 901)

Consolidation, Merger or Sale

Neither we nor Verizon Communications may merge with another company or sell, transfer or lease all or substantially all of our properties to another company unless:

 .  either we or Verizon Communications is the continuing corporation;

 .  the successor corporation expressly assumes:

     .    payment of principal, interest and any premium on the debt securities;

     . performance and observance of all covenants, and conditions in the indenture and the performance of the support agreement;

 . after giving effect to the transaction, there is no default under the indenture; or

 . if as a result of the transaction, our properties would become subject to a lien that would not be permitted by the asset lien restriction, we secure the debt securities equally and ratably with, or prior to, all indebtedness secured by those liens. (ARTICLE EIGHT)

Events of Default

An "event of default" means, for any series of debt securities, any of the following:

     . failure to pay interest on that series of debt securities for 90 days after payment is due;

     . failure to pay principal or any premium on that series of debt securities when due;

     . failure to perform any other covenant relating to that series of debt securities for 90 days after notice to us and Verizon Communications; and

     . certain events of bankruptcy, insolvency and reorganization of us or Verizon Communications.

An event of default for a particular series of debt securities does not necessarily impact any other series of debt securities issued under the indenture. (SECTION 501)

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% of the principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the principal amount of the debt securities of that series can rescind the declaration if we or Verizon Communications has deposited with the trustee a sum sufficient to pay all matured installments of interest, principal and any premium. (SECTION 5.02)

The holders of more than 50% of the principal amount of any series of the debt securities, may, on behalf of the holders of all of the debt securities of that series, control any proceedings resulting from an event of default or waive any past default except a default in the payment of principal, interest or any premium. (SECTION 5.12) We are required to file an annual certificate with the trustee stating whether we are in compliance with all of the conditions and covenants under the indenture. (SECTION 7.04)

Concerning the Trustee

Within 90 days after a default occurs, the trustee must notify the holders of the debt securities of the series of all defaults known to the trustee if we have not remedied them (default is defined for this purpose to include the events of default specified above absent any grace periods or notice). If a default described in the third bullet point under "Events of Default" occurs, the trustee will not give notice to the holders of the series until at least 60 days after the occurrence of that default. The trustee may withhold notice to the holders of the debt securities of any default (except in the payment of principal, interest or any premium) if it in good faith believes that withholding this notice is in the interest of the holders. (SECTION 6.02)

Prior to an event of default, the trustee is required to perform only the specific duties stated in the indenture, and after an event of default, must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. (SECTION 601) The trustee is not required to take any action permitted by the indenture at the request of holders of the debt securities, unless those holders protect the trustee against costs, expense and liabilities. (SECTION 603) The trustee is not required to spend its own funds or become financially liable when performing its duties if it reasonably believes that it will not be adequately protected financially. (SECTION 601)

First Union National Bank, the trustee, and its affiliates have commercial banking relationships with and serve as trustee or paying agent under indentures relating to debt securities issued by Verizon Communications, our indirect parent, and some of its affiliates.

Description of the Support Agreement

Under a support agreement, dated as of October 31, 2000, Verizon Communications has agreed to:

     . own directly or indirectly all of our voting capital stock issued and outstanding at any time;

     . make sure that we maintain at all times a positive tangible net worth; and

     . provide us with any funds we need to make any timely payment of principal, interest or any premium on the debt securities, if we cannot obtain funds from other sources on commercially reasonable terms.

We and Verizon Communications cannot terminate the support agreement until all of the debt supported by the support agreement (including the debt securities) has been paid in full. We and Verizon Communications cannot amend the support agreement in any way that adversely affects your rights unless you consent in writing.

If we fail or refuse to take timely action to enforce our rights under the support agreement or if we default in the timely payment of principal, interest or any premium, you have the right to proceed directly against Verizon Communications to enforce the rights under the support agreement or to obtain payment of the defaulted principal, interest or premium owed to you. However, in no event will you have recourse to or against the stock or assets of Verizon Services Corp., Telecom Corporation of New Zealand Limited or any operating telephone company which may from time to time be owned directly or indirectly by Verizon Communications. Except for the exclusion of this stock and assets from recourse, Verizon Communications' obligations under the support agreement rank equally with its other unsecured and unsubordinated debt.

As of September 30, 2001, Verizon Communications' net assets not subject to the exclusion described in the preceding paragraph had a book value of approximately $67.1 billion. Verizon Communications is a holding company, and therefore, its right and the right of its creditors (including the holders of the debt securities), to realize upon the assets of any subsidiary of Verizon Communications, whether following any liquidation or reorganization of that subsidiary, or otherwise, is subject to prior claims of creditors of each such subsidiary, except to the extent that claims of Verizon Communications itself as a creditor of a subsidiary may be recognized.

EXPERTS

The consolidated financial statements and financial statement schedule of Verizon Communications Inc. as of December 31, 2000 and for the year then ended, included in Verizon Communications' Annual Report on Form 10-K filed on March 23, 2001, and incorporated by reference in this prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report which is also included therein and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and financial statement schedule of Verizon Communications Inc. as of December 31, 1999 and for the two years in the period ended December 31, 1999, included in Verizon Communications' Annual Report on Form 10-K filed on March 23, 2001, and incorporated by reference in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, other than the financial statements of GTE Corporation (a wholly owned subsidiary of Verizon Communications) which were audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports which are also included therein and incorporated by reference herein. Such consolidated financial statements are incorporated by reference herein in reliance on such reports given on the authority of such firms as experts in accounting and auditing.

LEGAL MATTERS

William P. Barr, Executive Vice President and General Counsel of Verizon Communications, or his successor, will issue an opinion about the validity of the debt securities and the support agreement. As of September 30, 2001, Mr. Barr beneficially owned approximately 12,006 shares of Verizon Communications common stock and had options to purchase an aggregate of 994,800 shares of Verizon Communications common stock.

Milbank, Tweed, Hadley & McCloy LLP of New York, New York will issue an opinion on certain legal matters for the agents or underwriters. Milbank, Tweed, Hadley & McCloy LLP from time to time represents affiliates of Verizon Communications Inc. in connection with matters unrelated to the offering of the debt securties.

PLAN OF DISTRIBUTION

We may sell any series of debt securities:

 .  through underwriters or dealers;

 .  through agents; or

 .  directly to one or more purchasers.

The prospectus supplement or pricing supplement will include:

 .  the initial public offering price;

 .  the names of any underwriters, dealers or agents;

 .  the purchase price of the debt securities;

 .  our proceeds from the sale of the debt securities;

 . any underwriting discounts or agency fees and other underwriters' or agents' compensation; and

 .  any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, they will buy the debt securities for their own account. The underwriters may then resell the debt securities in one or more transactions, at any time or times, at a fixed public offering price or at varying prices.

This prospectus should not be considered an offer of the debt securities in states where prohibited by law.

If there is a default by one or more of the underwriters affecting 10% or less of the total principal amount of debt securities offered, the non-defaulting underwriters must purchase the debt securities agreed to be purchased by the defaulting underwriters. If the default affects more than 10% of the total principal amount of the debt securities, we may, at our opinion, sell less than all the debt securities offered.

Underwriters and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act of 1933. Any discounts or commission that we pay them and any profit that they receive from the resale of the debt securities by them may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments which they may be required to make.

Underwriters and agents may be customers of Verizon Communications or its affiliates or may engage in transactions with us, Verizon Communications or our affiliates or perform services for any of us in the ordinary course of business.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

1.  Registration fee ................................................ $1,250,000
2.  Rating Agency fees...............................................    120,000
3.  Trustee fees ....................................................     70,000
4.  Costs of Printing ...............................................    150,000
5.  Accounting fees .................................................     50,000
6.  Legal fees ......................................................     25,000
7.  Miscellaneous fees ..............................................     35,000
                                                                      ----------
                                                                      $1,700,000
                                                                      ----------

Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law ("DGCL") permits a corporation to indemnify any of its directors or officers who was or is a party or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such person's conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorney's fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Article 7 of the Verizon Restated Certificate of Incorporation makes mandatory the indemnification expressly authorized under the DGCL, except that the Certificate of Incorporation only provides for indemnification in derivative actions, suits or proceedings initiated by a director or officer if the initiation of such action, suit or proceeding was authorized by the Board of Directors.

     Pursuant to Section 7.8 of the Amended and Restated Agreement and Plan of Merger dated as of April 21, 1996 by and between NYNEX Corporation ("NYNEX") and Bell Atlantic Corporation ("Bell Atlantic"), Bell Atlantic agreed for a period of six years following the Effective Time to (a) cause NYNEX to maintain in effect the provisions regarding indemnification of officers and directors contained in the NYNEX Certificate of Incorporation and Bylaws and the certificates of incorporation and bylaws of each of its subsidiaries or in director, officer or employee indemnification agreements of NYNEX and its subsidiaries, (b) maintain in effect and cause NYNEX to maintain in effect current policies of directors' and officers' liability insurance and fiduciary liability insurance with respect to claims arising prior to the Effective Time, and (c) indemnify, and cause NYNEX to indemnify, the directors and officers of Bell Atlantic and NYNEX, respectively, to the fullest extent permitted under their respective certificates of incorporation and bylaws and applicable law.
In addition, Bell Atlantic has agreed to unconditionally and irrevocably guarantee for the benefit of such directors, officers and employees the obligations of NYNEX under its indemnification arrangements.

     Pursuant to Section 7.8 of the Amended and Restated Agreement and Plan of Merger dated as of July 27, 1998, by and among GTE Corporation ("GTE"), Bell Atlantic, and a wholly owned subsidiary of Bell Atlantic, Bell Atlantic agreed for a period of six years following the Effective Time to (a) cause GTE to maintain in effect the provisions regarding indemnification of officers and directors contained in the GTE charter and bylaws and the charters and bylaws of each of its subsidiaries or in director, officer or employee indemnification agreements of GTE and its subsidiaries, (b) maintain in effect and cause GTE to maintain in effect current policies of directors' and officers' liability insurance and fiduciary liability insurance with respect to claims arising prior to the Effective Time, and (c) indemnify, and cause GTE to indemnify, the directors and officers of Bell Atlantic and GTE, respectively, to the fullest extent permitted under their respective charters and bylaws and applicable law. In addition, Bell Atlantic has agreed to unconditionally and irrevocably guarantee for the benefit of such directors, officers and employees the obligations of GTE under its indemnification arrangements.

     The Certificate of Incorporation of each of Verizon Communications and Verizon Global Funding limits the personal liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware General Corporation Law.

     The directors and officers of Verizon Communications and Verizon Global Funding are insured against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by Verizon.

Item 16.  Exhibits

     See Exhibit Index on Page II-7

Item 17.  Undertakings

     The undersigned hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, as amended (the "Act"), each filing of Verizon Communications Inc.'s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Act may be permitted to officers, directors and controlling persons of either Registrant pursuant to any charter provision, by-law or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrants of expenses incurred or paid by an officer, director or controlling person of either Registrant in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, such Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrants hereby undertake:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the " Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

     provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Verizon Communications Inc. pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (2) That, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Verizon Global Funding Corp. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, State of Delaware, on the 16/th/ day of November, 2001.


                                   VERIZON GLOBAL FUNDING CORP.

                                   By: /s/ Janet M. Garrity
                                       --------------------
                                       Janet M. Garrity
                                       (President and Treasurer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

     Signature                          Title                              Date
       *                            Chief Financial Officer                November 16, 2001
---------------------------     (Principal Financial Officer
Robert S. Fitzmire                and Principal Accounting
                                          Officer)

       *                            Director, President and                November 16, 2001
---------------------------      Treasurer (Principal Executive
Janet M. Garrity                            Officer)

       *
---------------------------
William F. Heitmann                         Director                       November 16, 2001

       *
---------------------------
David S. Kauffman                           Director                       November 16, 2001

*  By  /s/ Janet M. Garrity
      ---------------------
     Janet M. Garrity
     Individually and as attorney-in-fact

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Verizon Communications Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 16/th/ day November, 2001.

                                   VERIZON COMMUNICATIONS INC.

                                   By: /s/ William F. Heitmann
                                       -----------------------
                                      (Senior Vice President and
                                      Treasurer)


Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

          Signature                          Title                              Date
          *
---------------------------
James R. Barker                             Director                            November 16, 2001

         *
---------------------------
Edward H. Budd                              Director                            November 16, 2001

          *
---------------------------
Richard L. Carrion                          Director                            November 16, 2001

          *
---------------------------
Robert F. Daniell                           Director                            November 16, 2001

          *
---------------------------
Helene L. Kaplan                            Director                            November 16, 2001

          *
---------------------------
Charles R. Lee                  Director, Co-Chairman and Chief                 November 16, 2001
                                Executive Officer (co-principal
                                       executive officer)

          *
---------------------------
Sandra O. Moose                             Director                            November 16, 2001

          *
---------------------------
Joseph Neubauer                             Director                            November 16, 2001

          *
---------------------------
Thomas H. O'Brien                           Director                            November 16, 2001

          *
---------------------------
Russell E. Palmer                           Director                            November 16, 2001

          *
---------------------------
Hugh B. Price                               Director                            November 16, 2001


          *
---------------------------
Frederic V. Salerno             Senior Executive Vice President and             November 16, 2001
                                Chief Financial Officer / Strategy and
                                Business Development (Chief
                                Financial Officer)

          *
---------------------------
Ivan G. Seidenberg              Director, Co-Chairman and Chief                 November 16, 2001
                                Executive Officer (co-principal
                                       executive officer)

          *
---------------------------
Walter V. Shipley                           Director                            November 16, 2001

          *
---------------------------
John W. Snow                                Director                                       November 16, 2001

          *
---------------------------
John R. Stafford                            Director                                       November 16, 2001

          *
---------------------------
Robert D. Storey                            Director                                       November 16, 2001

          *                        Senior Vice President and
---------------------------
Lawrence R. Whitman                  Controller (principal                                 November 16, 2001
                                      accounting officer)

*  By /s/ William F. Heitmann
      ------------------------
         Attorney-in-Fact

     EXHIBIT
     NO.                                DESCRIPTION
---------------------          -------------------------------------------

     1.1                      Form of Purchase Agreement*

     3.1 Certificate of Incorporation of Verizon Global Funding Corp. (incorporated by reference to Verizon Global Funding Corp.'s Registration Statement on Form S-4, Registration No. 333-64792,
                              Exhibit 3.1)

     3.2 Restated Certificate of Incorporation of Verizon Communications Inc., as amended (incorporated by reference to Verizon Communication Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, Exhibit 3(a))

     3.3                      By-laws of Verizon Global Funding Corp.
                              (incorporated by reference to Verizon Global
                              Funding Corp.'s Registration Statement on Form S-4, Registration No. 333-64792, Exhibit 3.3)

     3.4                      By-laws of Verizon Communications Inc.
                              (incorporated by reference to Verizon
                              Communication Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, Exhibit 3(b))

     4.1 Indenture among Verizon Global Funding Corp., Verizon Communications Inc. and First Union National Bank, as Trustee, dated as of December 1, 2000 (incorporated by reference to Verizon Global Funding Corp.'s Registration Statement on Form S-4, Registration No. 333-64792, Exhibit 4.1)

     4.2 Supplemental Indenture among Verizon Global Funding Corp., Verizon Communications Inc. and First Union National Bank, as Trustee, dated as of May 15, 2001 (incorporated by reference to Verizon Global Funding Corp.'s Registration Statement on Form S-3, Registration No. 333-67412, Exhibit 4.2)

     4.3                      Form of Fixed Rate Debt Security*

     4.4                      Form of Floating Rate Debt Security*

     4.5 Support Agreement between Verizon Communications Inc. and Verizon Global Funding Corp. dated as of October 31, 2001 (incorporated by reference to Verizon Global Funding Corp.'s Registration Statement on Form S-3, Registration No. 333-67412, Exhibit No.4.4)

     5                        Opinion and Consent of William P. Barr, Esq.*

     12                       Statement of Verizon Communications Inc.
                              Consolidated Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Verizon Communications Inc.'s Quarterly Report on Form 10-Q for the period ended September 30, 2001,
                              Exhibit 12)

     23.1                     Consent of Ernst & Young LLP*

     23.2                     Consent of PricewaterhouseCoopers LLP*

     23.3                     Consent of Arthur Andersen LLP*

     23.4 Consent of William P. Barr, Esq. (contained in opinion filed as Exhibit 5)

     24.1                     Powers of Attorney of Verizon Global Funding
                              Corp. (incorporated by reference to Verizon Global Funding Corp.'s Registration Statement on Form S-4, Registration No. 333-64792, Exhibit 24.1)

     24.2                     Powers of Attorney of Verizon Communications Inc.
                              (incorporated by reference to Verizon Global
                              Funding Corp.'s Registration Statement on Form S-4, Registration No. 333-64792, Exhibit 24.2)

     25                       Statement of Eligibility of Trustee on Form T-1*


*  Filed herewith.